As filed with the Securities and Exchange Commission on June 30, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Shift Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5500	82-5325852
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Shift Technologies, Inc. Employment Inducement Grant

(Full title of the plan)

290 Division Street, Suite 400
San Francisco, California 94103
(855) 575-6739
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Hodgdon
Shift Technologies, Inc.
290 Division Street, Suite 400
San Francisco, California 94103
(855) 575-6739
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Martin C. Glass
Jenner & Block LLP
1155 Avenue of the Americas
New York, NY 10036
(212) 891-1672

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an aggregate of 1,900,000 shares of Class A common stock, par value $0.0001 per share (the “common stock”), of Shift Technologies, Inc. (the “Registrant”) that may be issuable upon the settlement of: (i) 950,000 restricted stock units that will vest based on the passage of time and (ii) 950,000 restricted stock units that will vest based on the passage of time and achievement of certain performance metrics, in each case subject to continued employment through the applicable vesting date, granted to Ayman Moussa on June 30, 2023, as an inducement to accept employment as the Chief Executive Officer of the Registrant (the “Inducement Award”).

The Inducement Award will be granted outside of the Registrant’s incentive compensation plans, including its 2022 Employment Inducement Plan (the “Inducement Plan”), but will be subject to certain terms and conditions generally consistent with the Inducement Plan. The Inducement Award was approved by the Leadership Development, Compensation and Governance Committee of the Registrant’s Board of Directors as an inducement material to such employee’s acceptance of employment with the Registrant in compliance with, and in reliance on, Nasdaq Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 31, 2023.

(b)	The Registrant’s Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed with the Commission on June 29, 2023.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 17, 2023.

(d)	The Registrant’s Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2023, filed with the Commission on June 29, 2023.

(e)	The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and any exhibits accompanying such reports that are related to such items) filed with the Commission on February 10, 2023, March 7, 2023, March 8, 2023, March 20, 2023, March 28, 2023, April 24, 2023, June 14, 2023 and June 28, 2023.

(f)	The description of the Registrant’s Class A common stock contained in the registration statement on Form 8-A filed on March 18, 2019 and any amendment or report filed with the Commission for the purpose of updating the description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Second Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our Second Amended and Restated Bylaws provide for indemnification of our directors and officers to the maximum extent permitted by applicable law.

The right to indemnification conferred by our Second Amended and Restated Bylaws also includes the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition; provided, however, that if the Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon the Company’s receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified for such expenses under our Second Amended and Restated Bylaws, or otherwise.

The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claims.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on October 14, 2020).
4.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed on October 14, 2020).
4.3	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Shift Technologies, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed on March 8, 2023).
5.1	Opinion of Jenner & Block LLP (filed herewith).
23.1	Consent of Deloitte & Touche LLP, independent public accounting firm of Shift Technologies, Inc. (filed herewith).
23.2	Consent of Jenner & Block LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).
99.1	Shift Technologies, Inc. Employment Inducement Plan (incorporated by reference to Exhibit 99.1 to Shift Technologies, Inc.’s Registration Statement on Form S-8 (File No. 333-265935), filed on June 30, 2022).
99.2	Shift Technologies, Inc. Employment Inducement Grant Agreement by and between Shift Technologies, Inc. and Ayman Moussa, dated June 30, 2023 (filed herewith).
107	Filing Fee Table (filed herewith).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement

iii.	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 30, 2023.

SHIFT TECHNOLOGIES, INC.

/s/ Oded Shein
Oded Shein
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ayman Moussa and Oded Shein, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in persons, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Ayman Moussa	Chief Executive Officer and Director	June 30, 2023
Ayman Moussa	(principal executive officer)

/s/ Oded Shein	Chief Financial Officer (principal financial officer and	June 30, 2023
Oded Shein	principal accounting officer)

/s/ George Arison	Director	June 30, 2023
George Arison

/s/ Toby Russell	Director	June 30, 2023
Toby Russell

/s/ Victoria McInnis	Director	June 30, 2023
Victoria McInnis

/s/ Adam Nash	Director	June 30, 2023
Adam Nash

/s/ Luis Ignacio Solorzano Aizpuru	Director	June 30, 2023
Luis Ignacio Solorzano Aizpuru

/s/ Kimberly H. Sheehy	Director	June 30, 2023
Kimberly H. Sheehy

/s/ James E. Skinner	Director	June 30, 2023
James E. Skinner